Exhibit 10.92

GENERAL CREDIT AND SECURITY AGREEMENT

.THIS AGREEMENT (the "Agreement"), dated as of September 26, 2022, between Gulf Coast Bank and Trust Company, a Louisiana corporation, having its mailing address and principal place of business at 8011 - 34th Avenue South, Suite 205, Bloomington, Minnesota 55425-1581 (herein called "Gulf Coast"), and ARCA Recycling, Inc., a California corporation, having the mailing address and principal place of business at 7301 Ohms Lane, Suite 320, Edina Minnesota 55439 (herein called "Borrower").

l. Agreement. This Agreement states the terms and conditions Undt1r Which Borrower may obtain certain loans and/or other' credit extensions from Gulf Coast,

2.
Certain Definitions. For purposes of this Agreement1 the following terms Shall have the following meanings:

"Acceptable Distributions" shall mean, with respect to Borrower, cash distributions made to Borrower's shareholders during-any period in which Borrower has made an effective S Corporation election, in an amount equal to the combined federal and state income tax liability of such shareholders ·arising from their respective allocable share of the earnings and profit of Borrower, with each shareholder's federal and State income tax liability, including any minimum tax liability, to.be computed on the basis of the applicable marginal tax rate _for Individuals under the Code and relevant state law as such applicable-marginal tax rates are reduced by deductions for state income taxes with respect· to the Code and for federal income taxes with respect to the relevant state law.

"Acceptable Debtor(s)" means any Person who is or may become Obligated to borrower under, with respect to, or on account of a Receivable.

· "Advance(s)" shall have the meaning provided in the paragraph entitled "Advances."

"Affiliate" shall include, with respect to any party, any Person. which directly or 'indirectly controls, is controlled by, or is Under common control with such party and, in- addition, .in the case of Borrower, each officer, manager, director, governor, member or shareholder of Borrower, and each joint venturer and partner of Borrower.

(iv)

The lesser of: (a) Eighty Percent (80%) of the cost of Eligible Capex Equipment, or (b) Two Million Dollars ($2,000,000) (the so called capex availability), provided that the amount of each item constituting capex availability, will be reduced by 1/48'" on the first day of the subsequent calendar month following the day that such item becomes Eligible Capex Equipment, with such reduction as to .each so.ch item continuing in the same dollar amount on the first day of each subsequent calendar month; less

(v)
Four Hundred Thousand Dollars ($400,000) (reserve in lieu of personal guarantees), less

(vi)
Any reserves Gulf Coast, in its sole discretion, deems necessary or appropriate; taking into account Borrower’s and Borrower's Customer's financial condition and prospects, the nature and condition of the Borrower's assets,· applicable contingencies and any other factor deemed material by Gulf Coast.

Notwithstanding the above, any of the percentages and/or dollar amounts described in this definition· of Borrowing Base may be increased or de-creased, in any amount, which Gulf Coast, in its

. sole and absolute discretion, deems appropriate. In addition, it should be noted that Gulf Coast reserves the right, in its sole discretion, to establish availability reserves for any reason, including but not limited to providing for liabilities for personal property and other taxes

"Business Day" shall mean a day on which the Federal Reserve Bank of Minneapolis is open for business.

"Co " shall mean the Internal Revenue Code, as amended from time to time.

"Borrowing Base" shall mean the lesser of the Maximum Principal Amount or the sum of:

(i)
Eighty-Five percent (85%) of the net amount of Eligible Receivables: .plus

(ii)
The lesser of Fifty Percent (50%) of the net amount of Eligible Unbilled Receivables or (b) Seven Hundred Fifty Thousand Dollars $750,000 (the so called unbilled receivables availability): plus

(iii)
The lesser of (a) Fifty percent (50%) of the net amount of Eligible Inventory, or (b) One Million Dollars ($1,000,000), or (c) or Fifty percent (50%) of the amount provided for in .subparagraph (i) above (on Eligible Receivables) (the so called inventory availability); plus

"Consolidated" shall, when used with reference to any financial information pertaining to (or when used -as a part of a)1y defined term .or statement pertaining to the financial condition of)·any Person, :mean the accounts of such Person and its subsidiaries, determined on a Consolidated basis, al!' determined :as to principles of consolidation and, except as otherwise specifically required by the definition of such term or by such statement as .to such accounts, in accordance with GAAP.

"Contingent Obligations'.' shall mean, with respect to any Person, all of such Person's liabilities and obligations which are contingent upon and will not mature unless and until the occurrence of some event or circumstance and Which are _not included within the definition of Liabilities of such Person.

"Default" shall mean any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

"Eligible Cap x Equipment" shall mean the cost of that Equipment {i) purchased by Borrower hereafter, (ii) which Borrower owns, has physical possession of, and in which Gulf Coast holds ·a senior security interest, (iii) for which Borrower has provided to Gulf Coast a copy of the invoice related to its purchase, and (iv) as to which Gulf Coast, in its sole ·and absolute discretion, shall .elect from· time to time, in writing, to constitute Eligible Capex Equipment. Eligible Capex Equipment shall exclude so called soft costs of· acquisition, transportation, installation, taxes and the: like as dete1;mined by Gulf Coast.

"Eligible Inventory" shall mean the Borrower’s inventory_ of Whirlpool brand appliances available for _sale to .customers, and which meets these specifications: (i) such Inventory is· not comprised of opened goods, scratch and dent goods, damaged. goods, goods in transit, consigned goods, and/or packaging materials: (ii) such inventory is owned by Borrower free of all tax liens and other liens, encumbrances and security interests (except Gulf Coast's security interest, subordinated security interests, or security or Security- Interest permitted under the paragraph entitled "Negative Covenants" ('1Permitted Lien ")) and it is located at one of the locations listed in the section entitled "Location of Collateral;" (iii) such Inventory that .if it is represented or covered by documents of title, Borrower is named as the owner of such Inventory on the documents of title;{iv) such Inventory that is in new and unused condition (except as Gulf Coast may otherwise consent in writing); (v) ·such Inventory· is comprised of goods in amounts that are less than a one month's supply; (vi) such inventory is not considered by Gulf Coast to be obsolete accordi.ng to the tests. and standards- determined, from time to time, by Gulf Coast, and (vii) such Inventory ·is not deemed unsatisfactory or otherwise ineligible by Gulf Coast. The value of Eligible Inventory Shall be the lower of the cost or market value of the Eligible· . Inventory· computed on an average cost basis in accordance with·_gene611Iy _accepted accounting principles on the basis of the most recent inventory certificates delivered to Gulf Coast pursuant to the paragraph entitled "Affirmative Covenants."

"Eligible Receivables" shall mean the dollar value Of such Receivables of B0rrow:er, less any finance charges and/or any amount reserved for' discounts, which meets all of the following specifications: (i) such Receivables arose from the full and complete performance of services by Borrower, or from a bona fide sale of goods, which have been delivered or shipped to the Account Debtor and: for which Borrower has genuine invoices, shipping documents or receipts, which sale is not a consignment sale, a sale on approval, a guaranteed sale, a bonded receivable or retainage; (ii) such Receivable is payable within sixty (60) days of the invoice date and is not unpaid more than ninety (90) days past the date of invoice; provided, however, Gulf Coast may,·1n its-sole discretion, upon request of Borrower, permit certain ,Receivables with_ payment terms providing .for payment more than sixty (60) days past the invoice date, to be eligible upon_ terms· and conditions to be determined by Gulf Coast "in its discretion.• An invoice may not goods represented on that invoice;_ (iii) a Receivable such that not more than twenty percent (20%) of the aggregate receivables owing by the _specific A count Debtor are more than ninety (90) days Past the date of invoice; (iv) such Receivable is owned by the Borrower free of all. liens _and .encumbrances and security interests (except Gulf Coast's security interest and Permitted Liens); (v) such Receivable is enforceable against the Account Debtor and for the amount shown as owing in the statements furnished by Borrower to Gulf Coast, where no return, rejection or repossession has occurred, and the Receivable and the transaction out .of which it arose comply with all applicable laws and regulations. Further, that the merchandise or services related to the Receivable have been fully accepted by the Account Debtor without dispute arid are not subject to any setoff, credit allowance or adjustment, nor is it subject to any defenses or counterclaims; _(vi) .the Borrower does not hold any receivable :from or _other indebtedness of the Account Debtor owing such Receivable; (\:ii) the Account Debtor on such Receivable has its _principal place of "business in the United States of America or a province of Canada which has enacted a version of the Personal Property Security Act, or the receivable is secured by- either (a) a letter of credit in form satisfactory to

· Gulf Coast issued or confirmed by a United States of America

, bank satisfactory to Gulf Coast, or (b) foreign credit insurance in form and substance satisfactory to Gulf Coast and assigned to

: Gulf. _Coast on terms satisfactory to Gulf Coast; (viii) such Receivable does not represent a partial billing or a progress billing transaction with an Account-Debtor; (ix) such Receivable is not due from an Affiliate or employee of Borrower; (x) such Receivable is not due from the government of the United States of America or any of its departments, agencies or instrumentalities, unless all money due or to become due under such contracts shall be assigned to Gulf Coast and proper notice of the assignment given 1:1nder the Federal Assignment of Claims Act or other applicable laws or regulations; (xi) Gulf Coast" is, and Continues to be satisfi6d with the creditworthiness of the Account Debtor on such Receivable in relation to the amount of credit extended and has not notified Borrower, orally or in writing, that the receivable or. Account Debtor is unsatisfactory; .(xii) when the aggregate amount of Receivables owed by a particular_ Account Debtor exceeds Twenty-Five percent (25%), or twenty percent (20%) for any particular Canadian Account Debtor, or when the aggregate amount of Receivables "'.ed by 'all Canadian Account Debtors having their principal place; of business in. the Province of Quebec exceeds twenty percent (20%), of the aggregate amount of all receivables owed by all of Borrower's Account Debtors; then those Receivables which exceed such percentage limit shall be deemed not Eligible Receivables, provided, that upon request of the Borrower, .Gulf Coast may, in its sole discretion, allow a greater concentration percentage with respect to certain Account Debtors; (xiii) Such Receivable is not from an Account Debtor that has a petition in bankruptcy or other application for relief under any insolvency law or the Account Debtor makes an assignment for the benefit of creditors, becomes insolvent, fails, suspends, or ·goes out of business (xiv) subsequent to the issuance of the Receivable, its payment terms have not been modified, restructured, or extended, and partial payment has not been received on the Receivable; (xv) such Receivable does not arise from the sale of samples; (xvi) such- Receivables does not arise from deposit, reimbursement or sale of tooling; (xvii) payment of such Receivable is not expected to be made on a be dated prior to performance of the service or delivery of the _ COD or CIA basis and is not expected to be made by credit card; .(xviii) such Receivable is not. from the accrual or imposition of interest, finance charges, collections fees, attorney's: fees or the like; (xix)" for- Receivables which reflect the sale of goods just prior to shipment of such goods to the Account Debtor, ·such goods were· .physically located in the Borrower's principal offices arid/or warehouse, or in the locations _described in this ·Agreement as "Location of Collateral" or in any other location under _the direction or control of Borrower, and; (xx) Gulf Coast has not notified Borrower, orally_ or in writing, that the account or Account Debtor is unsatisfactory in any respect.

"Eligible Unbilled Receivables" shall mean the dollar value of. goods and service ·transactions entirely completed by Borrower, which have not yet been invoiced.

1"ERISA" shall mean the Employee Retirement Income Security Act of-1974 as the same may from time to time be amended, and the rules and regulations promulgated thereunder by any_ governmental agency or authority, as from time to time in effect.

"ERISA Affiliate" shall mean, with respect to any Person; any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which is under common control within the meaning of Section 414 of the Code, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Event". shall mean: (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than _a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations); (b) .the withdrawal of Borrower or any ERISA Affiliate from a Pian during a plan year in which it was a "substantial employer" as defined in Section 400l(a)(2) of ERISA; (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate. a Plan by the PBGC under Section 4042 of ERISA; or

(e) any other. event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination. of, Or the appointment of a trustee to-administer, any Plan.

. "GAAP" shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated. Whenever any accounting term is used herein which is· not Otherwise defined, it shall be interpreted _in accordance with GAAP.

"Guarantor" shall mean any Person who enters into a Guaranty.

"Guaranty(ies)" shall mean those Guaranty agreements _and all other agreements now existing or hereafter arising whereby a ·Person guarantees (in part or in full) the payment or performance of any of the Obligations.

''Liabilities" of any Person shall mean those items which, in accordance with GAAP, appear as liabilities on a balance sheet.

"Loan Document(s)" shall mean individually or collectively,- as the case may be, this Agreement and any and all other· documents executed, delivered. or referred to herein or therein, as "Originally _executed and as. amended, modified or supplemented from time to time.

"Material Adverse Occurrence') shall mean any occurrence of whatsoever nature (including, without limitation, any adverse ·determination in any litigation, arbitration or governmental investigation of proceeding) which Gulf. Coast shall determine, in its sole discretion, could materially ·adversely affect the present or prospective financial condition Or operations of Borrower or a Guarantor or impair the ability of Borrower or a Guarantor to perform its obligations under this Agreement or any other Loan Document.

"Maturity Date" shall mean August , 2024, provided, however, that the then current Maturity Date shall be extended by succeeding periods equal to the same duration as the initial term hereof, without notice to or action by either Borrower or Gulf Coast, provided further however, that such extension shall not occur if: (i) Gulf Coast has notified Borrower of an Event of Default that has occurred and is continuing, or (ii) this Agreement has previously terminated as provided in the paragraph ·entitled ''Termination," or

(iii) Borrower .or Gulf Coast have notified the other of the intention not to renew at least sixty days prior to the then current Maturity Date and thereafter no extension shall occur.

"Maximum Principal Amount" shall mean, at any date, Seven Million Dollars ($7,000,000) or such greater dollars as· Gulf Coast,- in its sole discretion, shall deem appropriate.

"Minimum Amount" applicable to each calendar month shall mean the sum of: (i) the Interest Rate in effect on the first Business Day of such calendar month multiplied by $2,500,000, and that product divided by 12, then rounded downward to the nearest ten dollars.

"Misdirected Payment Fee" - fifteen percent (15%) of the amount .of any payment or other cash collection which has been received by Borrower and not dispatched in kind and uncashed to Gulf Coast on the next banking day following the date of receipt by Borrower .

"Monthly Payment Date" shall mean the first day of each month.

"Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 400l(a)(3) of ERISA to which Borrower is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.

"Independent Public Accountants" shall mean_ any firt11 of: independent public accountants ·which is acceptable to Gulf Coast.

"Participant" shall mean each Person who purchases 'from Gulf Coast a participation interest in the Obligations.

"PBGC". shall mean the Pension Benefit Guaranty Corporation or any successor board, authority-, agency, officer or official of the United States administering the principal functions ·assigned on the _date· hereof to the Pension

Benefit Guaranty Corporation under BRISA.

"Periodic Financial Report" shall mean Borrower's financial reports for various ·periods of time which may, from time to time, e delivered by Borrower or Borrower's parent company, JanOne, Inc., to Gulf Coast and_ which: (a) comport with the representations and warranties contained in the paragraph entitled -"General Representations and Warranties," and (b) comprise the complete audited financial report for such period prepared a:nd certified without qualification or explanatory language by_ Independent Public Accountants on a Consolidated_ and Consolidating basis for-JanOne, Inc., including a schedule of Borrower's financial results, and any Consolidated Subsidiaries of Borrower; together with a copy of the management _ letter or med1orandum, if any, delivered by such independent certified public accountant to JanOne, Inc. and the response by JanOne, Inc. thereto.

"Person" shall mean any . natural person, corporation, limited liability company, firm, partnership, association, government, governmental. agency or any other entity, whether acting in an individual, fiduciary or other capacity.

. "Plan" shall mean each employee benefit plan or other class of benefits covered by Title IV of BRISA, in either case whether now in existence or hereafter instituted, of Borrower or any of its Subsidiaries.

"Prime Rate" on any particular day shall mean the so called-Prime Rate as published in the :wall Street Journal on ·such_ .day of, if such rate is not published on that particular day, then on the ·most recent prior day in which it was published. If the Prime Rate as regularly published in the Wall Street Journal becomes generally .unavailable,-Gulf Coast may thereafter designate a comparable substitute index rate upon notice to Borrower.

"Receivables" shall have the meaning provided in paragraph 3(b) of this Agreement.

"Reportable Event" shall have the meaning given to that term in Title IV of ERISA.

"Subordinated Debt" shall mean indebtedness of Borrower for borrowed money which is subordinated to the Obligations on terms satisfactory to Gulf Coast in its sole discretion.

"Subsidiary" of any Person shall. mean any other entity. of which: n)ore_ than . 50% of the outstanding ownership interests: and/or::capital' stock is owned directly or indirectly by Such :Pers0n; by such Person and one or more Subsidiaries, or by one or more other Subsidiaries.

"Termination· Date" shall mean the earliest of

(i) the Maturity Date or (ii) the date upon which Gulf Coast's obligation to make Advances is_ terminated pursuant to the paragraph entitled "Default and Remedies," or (iii) the date upon which the Obligations are declared to be due and payable (or automatically become due and payable) upon the occurrence of an Event of Default as provided in the paragraph entitled "Default and Remedies" or otherwise, or (iv) the date upon

.which this Agreel11ent terminates as provided in the paragraph entitled "Termination."

"Withdrawal Liability" shall have the meaning given to that term in Title IV of ERISA.

3 Security. As .security for, Borrower hereby grants to Gulf Coast a security interest in:

(a)
All of Borrower's assets, goods and property, whether now existing or owned or hereafter
3.
rising or acquired; and,

(b)
All of Borrower's Receivables whether now owned or hereafter acquired or arising, together with all customer lists, -original books and records, ledger and account cards·, computer tapes, discs, printouts and records, whether now in existence or hereafter created. "Receivables" as used in this Agreement means and includes all of the following: all rights: of Borrower to the payment of money, whether or not earned and howsoever evidenced or arising, and, all present and future "Accounts," accounts receivable, healthcare insurance receivables, credit card receivables, commercial tort claims, documents, letter of credit rights, "Chattel Paper," "Instruments," and rights to ·payment which are ''General Intangibles" (as those terms are used in the Uniform Commercial Code as enacted in the State of Minnesota as amended from time _to time (the "Commercial Code")), all security therefor and all of Borrower’s rights as an unpaid seller of goods ·(including rescission, replevin, reclamation and stopping in transit). an(j all of Borrower's rights to any goods represented by any of the foregoing including returned or repossessed goods; and,

(c)
All of Borrower's Inventory (as defined in Article 9 of the Commercial Code), whether now owned or hereafter acquired and wherever located. All Goods (as defined in Article 9 of the Commercial Co.de) intended for sale or lease or to. be furnished under contracts of service, all raw materials and work in process therefor, all finished goods thereof, all materials and supplies of every nature used or usable or consumed or consumable in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of such Goods, and all accessories thereto and all documents of title therefor evidencing the same; and,

(d)
All of Borrower's Equipment (as defined-in· the Commercial Code), whether now owned or hereafter acquired and wherever located, all replacements and substitutions therefor and all accessions· thereto, and specifically 'includes, without limitation, all present .and future machinery, equipment, vehicles, manufacturing equipment, shop equipment, office and record keeping equipment, furniture, fixtures, parts, tools and all other Goods used or' acquired for ·use by Borrower for any business or enterprise;_ and,

(e)
All of Borrower's General Intangibles and Deposit Accounts (as defined in Article. 9 ·of the Commercial Code), whether now owned o:r hereafter acquired, and, all present and future domestic and foreign patents_, patent applications, trademarks, trademark applications, copyrights, s0ftware, trade names, trfl.de. secrets, patent and trademark licenses (whether Borrower is 1icensor or licensee), shop· drawings-, engineering drawings, blueprints, specifications\ parts lists, manuals, operating instructions, customer and supplier lists, licenses, permits, franchise’s, payment intangibles, the right ·to· Use Borrower's corporate· or organizational name and the goodwill of Borrower's business; and,

(f)
All of Borrower's Investment Property (as defined in the, Commercial Code), and, all stock and other securities evidencing ownership of any other· organization, Company_ of entity as well as all amendments, extensions, renewals arid replacements of the above, together with all certificates, other instruments, options, rights, interest, ·and other distributions, issued as an addition to; in substitution or in exchange for, or on account of, the same, all whether now existing or hereafter arisi.ng and whether now owned or hereafter acquired; and,

(g)
All of Borrower's cash and non- cash products and proceeds of any and all of the foregoing : and all cash and non-cash products and proceeds of any other · Collateral (as hereinafter defined), and, the proceeds ·of any insurance covering any of the Collateral, as well as all Deposit Accounts (as defined in the Commercial Code), money, cash, and the like; and,

- 5 .

(ii) Borrower or any Guarantor is in default under the terms of this Agreement or any of the Loan Documents or any other agreement that Borrower or any Guarantor has with Gulf Coast; (iii) Borrower or any Guarantor dies, becomes incompetent or becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged bankrupt; (iv) there occurs a material adverse change in_ Borrower's. financial condition, in the financial condition of any Guarantor, or in the value of any _Collateral ·securing any Obligations as determined by Gulf Coast in its sole discretion; or (v) any Guarantor seeks, claims or otherwise attempts to limit, modify or revoke. SU.ch_ Guarantor's guaranty of the Obligations or any other loan with Gulf Coast.

(b)
In order to obtain an Advance, Borrower shall give written notice to Gulf Coast, by no later than 11:00 a.m. (Central Time in Minneapolis) on the Business Pay the requested Advance is to be made. Borrower may request such Advance to be made by wire transfer or by ACH transfer. For requested wire transfers, subject to all .9f the other terms of this Agreement, .Gulf Coast shall make such Advance by releasing available funds by 4:00 pm Central Time. It should be noted that there is no assurance that Gulf Coast's bank, nor the administrator of the wire transfer system, nor the receiving bank can assure that such Advance will be posted to Borrower's bank account on the same day. It is also noted that ACH transfers will be posted to Gulf Coast's records as a loan Advance on the day released to the ACH transfer system by Gulf Coast with the understanding that funds may not be received in Borrower's .account ·until the next business day or later. Gulf Coast's customary fees for making any Advance will apply. At the request of Gulf Coast, Borrower shall- confirm in writing any telephonic notice. The aggregate· amount. of all Advances set forth on the records of Gulf Coast shall be rebuttable presumptive. evidence -0f the principal amount owing

- 5 .

(h)

.foregoing.

- 5 .

. All products and proceeds of the

- 5 .

and unpaid hereunder.

(c)
The obligation of Gulf Coast to

- 5 .

All of Borrower's assets, goods and property, along with all of the above, together with all other assets and property of Borrower in or on which Gulf Coast is now or is hereafter granted a security. Interest, mortgage, lien: or encumbrance pursuant to this Agreement or 0therwise, are referred to herein as "Collateral."

4.
. Advances.

. (a) · At· the request of Borrower, and subject to the terms and conditions set forth in this Agreement, Gulf Coast will make loans (each such loan being herein_ sometimes called individually an "Advance» and ·collectively the "Advances") to Borrower from time, to time on any Business Day during -the period from the date hereof and ending on the Termination Date; provided, however, Gulf Coast shall have no obligation: .to make Advances or to disburse proceeds if: (i) after giving effect to such Advance, the aggregate unpaid principal amount of Advances outstanding would exceed the lesser of the Borrowing Base or ·the Maximum Principal Amount;

- 5 .

make Advances hereunder, if any, shall terminate On the Termination Date.

(d)
If at any time the sum of the aggregate outstanding principal balance of the Advances exceeds the lesser of (i) the Maximum Principal Amount Or '(ii) the Borrowing Base, then Borrower agrees to make, on· demand, a principal repayment on the Advances in· an amount equal to such excess together with accrued interest on the amount repaid to the date of repayment. Borrower agrees that, on the Termination Date, it will repay· the entire outstanding principal balance of the Advances together with accrued interest thereon and all accrued fees without presentment or demand for payment, notice of dishonor, protest or notice of protest, all of which are hereby waived.

5. Interest. Borrower agrees to pay interest on the principal amount outstanding hereon as of the close of each day at a fluctuating rate per annum (computed on the basis of

- 5 .

actual number of <lay; elapsed and a year of 360 days) which is at all times equal to Three and One-Quarter Percent (3.25%) in excess of the Prime Rate; each change in such fluctuating rate caused by a Change in the Prime Rate to occur simultaneously describing· ·Receivables· created or acquired by Borrower (including confirmatory written assignments thereof), identifying those Receivables which are Eligible Receivables from those which are not, and with the change

. in the Prime Rate ("Interest"').

including, if Gulf Coast so: requests, a borrowing base

Notwithstanding the above, (i) in .no event shall the interest rate used to. calculate Interest in, effect hereunder at any time be less than 8.75%·per annum, (ii) the Interest accrued hereunder with respect for each calendar month shall not be less than the Minimum Al110unt regardless ·of the ·amount of loans, Advances or other credit extensions that ·actually may have been outstanding during the month, ·and (iii) Interest shall continue to accrue hereunder until all Obligations have been paid in full. Interest accrued through the last day of each month-Will be due and payable to Gulf Coast on the next Monthly Payment Date, commencing September 1,2022. Interest shall also be payable on ·the· .Maturity Date· or on ·after earlier Termination Date. Interest accrued after the Maturity Date of earlier Termination Date shall be payable on demand_.· Interest may be charged to Borrower's loan account. as an Advance at Gulf Coast's option; whether or not Borrower then has the right to obtain an Advance pursuant to the terms of this Agreement. ·

Notwithstanding the foregoing, after an Event of Default, Interest shall accrue hereunder .at a rate of 5%. per annum in excess of the rate otherwise then in effect, which rate shall continue to vary ·based on further changes in the Prime Rate; provided, however, that after an Event of Default, (i) in no event shall· the interest rate used to calculate Interest in effect hereunder at any time be less than. 13.75% per annum; (ii) the Interest payable. hereunder with respect to each calendar month shall not be less than the Minimum Amount regardless of the amount of loans, Advances or other 'credit extensions· that actually may have been outstanding during the month, and (iii) Interest shall: continue to. _accrue hereunder until all Obligations have been paid in full (The rate of interest in effect at any time, whether before or after an• Event of Default shall be referred to collectively as the "Interest Rate.") The undersigned shall also pay a late fee equal to I 0% of any payment hereunder that is more than 1O·days past due.

6, Set-Off; etc. Upon the occurrence of a Default or an Event of Default, Gulf Coast is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to withdraw and/or set off any and all deposits (general or special, time or demand, provisional or final) held by Gulf Coast, any Participant, or any other bank, institution or person for credit on the Obligations, irrespective ·of whether Borrower shall have made any requests under'. this Agreement. Gulf Coast is expressly authorized to make any such withdrawal by any reasonable means, including -under the Automated Clearing House ("ACH"), the preparation of a check or draft, or any other funds transfer system or procedure, and Borrower expressly agrees that _it Will not object to· any such withdrawal, ·nor attempt to reverse, cancel; rescind, impede, prevent or recover any such withdrawal and Borrower· hereby -expressly waives any such rights it may have to do so.

7.
Reports and Collections.
(a)
Borrower agrees to furnish to Gulf Coast, at least weekly (but more frequently if requested by Gulf Coast in writing), schedules certificate. (in· form and substance as required by Gulf

Coast), copies of some or all invoices to Account Debtors and other obligors (all herein referred to a5

"Customers"), and copies of shipping or delivery receipts for goods- sold, but if Borrower fails to deliver any of the above, the right of Gulf Coast as a secured party will not be impaired. At any time after the occurrence of. an Event of Default, Gulf Coast may notify Customers at' any time that Receivables have been assigned to Gulf Coast and collect them directly in Gulf Coast's own name but unless and until Gulf Coast does so or gives Borrower other instructions, Borrower shall make collection for Gulf Coast at Borrower's sole cost and· expense. Borrower sha11 advise Gulf Coast promptly of any goods which are returned by Customers or otherwise recovered involving an-amount in excess of $5,000 and,. unless instructed· to deliver ·such goods to Gulf Coast, Borrower shall resell them for Gulf Coast and assign or deliver to_ Gulf .Coast the resulting Receivables or other proceeds. Borrower sha11 also advise Gulf Coast promptly of all disputes and claims by Customers involving an amount in excess of $5,000 and settle or adjust them at no expense to Gulf Coast. At any time after the occurrence and during the continuance of an Event of Default, Gulf Coast may at all times settle or adjust such disputes and claims directly with the Customers for amounts and upon terms which Gulf Coast. considers advisable. If Gulf Coast so directs· at any time after an Event of Default, no discount, credit or allowance shall be granted by Borrower to any Customer and no return of goods shall be accepted by Borrower without Gulf Coast's written consent.

(b)
From time to time, at Gulf Coast's request, Borrower agrees to furnish to Gulf Coast Inventory certifications in accordance with the paragraph entitled "Affirmative Covenants" and a physical listing of all Inventory, wherever located, specifying which portions are Eligible Inventory and Which are not, at least once per ·calendar month or, in either case, as more frequently requested by Gulf Coast:

(c)
All full and partial customer payments and any other cash collections from whatever source whatsoever, whether or not arising from the sale, collection or other disposition of Collateral (whether -or· not in the ordinary course· of business), including but not limited to the collection of accounts receivable and the proceeds of the sale of goods inventory or services, shall immediately be delivered by Borrower to Gulf Coast in their original form (except for endorsement where necessary) and uncashed (in the case Of checks or other documents.) Borrower shall direct· all customers, credit card processors and other remitters of payments to mail payments to Gulf Coast's post office box or other lockbox or to direct electronic funds to Gulf Coast's bank account directly (e.g. ACH transfers, wire transfers, etc.) Within 90 days of the date hereof, at least ninety percent (90%) of the aggregate dollars paid to or on: behalf of Borrower shall be received in Gulf Coast's post office box, lockbox, or bank account directly from the payors. Until such payments are so delivered to Gulf Coast (or Gulf Coast’s account or lockbox), such payments which come into possession of Borrower shall be deemed to be held in trust by Borrower· for .and as Gulf Coast's property. The accrual and/or payment of a Misdirected Payment Fee shall not alter the obligation, or remedy the failure, to immediately deliver all such remittances and payments to Gulf Coast. AU cash collections received by Gulf Coast will be credited to Borrower's loan account (subject to final collection thereof) after three Business Days, or longer as required by Gulf Coast's bank to fully and finally collect the funds represented by checks or Other instruments. Collections received by Gulf · Coast after I1:00 am Central Time m Minneapolis will be deemed--received on the next Business Day.

Commercial Code and other public records, on verifications of accounts and on notices to Customers; (c) take or bring, in the name of Gulf Coast or Borrower, all steps, actions, suits or proceedings deemed by Gulf Co.as necessary or desirable to effect collection of or Other realization upon the accounts and other Collateral; (d)to notify the post office authorities to change the_ address for delivery of Borrower1s mail to an address designated by Gulf Coast; (e) to receive, open and dispose of all mail addressed to Borrower; (f) to send requests for verification of accounts to - Customers·; (g) to obtain information from 8.Ily bank, creditor, taxing authority, customer or other Person regarding Borrower's relationship, account, history etc.; (h) to execute and file Internal Revenue Service form 8821 and other forms or· documents which provides Gulf Coast access to or notice of Borrower's tax obligati<;mS with the IRS or other tax related authorities; (i) to sign lien waivers and either releases or satisfactions of claims or rights_ by Borrower in exchange for payment or, other consideration which Gulf Coast in its sole

. discretion believes is appropriate under the circumstances; (j) to directly verify and/or confirm the existence, authenticity, accuracy or terms of any Receivable and/or of any payment on any Receivable (both in Gulf Coast's _own name or in Borrower's name) without previously notifying Borrower of its intention to do so and Borrower grants its consent to Gulf Coast for Gulf Coast's

8.

warrants that:

Warranty as to Collateral. Borrower

(a)
all Receivables listed. in or reported

employees and agents to represent themselves as employees or agents of Borrower for these purposes; and (k) to do all things necessary to carry out this Agreement; provided however, that on Borrower1s schedules will, When Borrower delivers the schedules to Gulf Coast, be bona fide existing obligations created by the sale and actual delivery of goods_ or· the rendition ·of services to Customers in the ordinary course of business, riot subject to return, evaluation· or other. condition, and- which Borrower then owns- free of any security interest except for the security interest in favor of Gulf Coast created by this Agreement and Permitted Liens, and which are then unconditionally owing to Borrower· without defense, offset, recoupment or counterclaim; and that all shipping or delivery receipts, invoice copies and Other documents· furnished to Gulf Coast in connection therewith will be genuine; and

(b)
all Inventory and Equipment is and shall be owned by·· Borrower, free of any security interest except, for the security interest of. Gulf Coast creat6d· by this Agreement ·and Permitted Liens.

Gulf Coast's rights to and security interest in the Collateral will not be impaired by the ineligibility of any such Collateral for Advances and will continue to be effective until all Obligations the powers specified in clauses (c) and (d) above may be exercised· only: after the occurrence of an' Event of Default. Borrower ratifies and approves all acts of the attorney. Neither Gulf Coast nor the attorney will be 1.iable for any acts of commission or omission nor for any error in judgment or mistake of fact or .law. This power, being coupled with an interest, is irrevocable so long as any Receivable in which Gulf Coast has a security interest or any Obligation remains unpaid. Borrower waives presentment and protest of all instruments and notice thereof,: notice of default and dishonor and alt other

. notices to which Borrower. may otherwise be entitled.

as10. Location of Collateral. Borrower warrants that its chief executive .office is at the address stated in the opening paragraph of this Agreement and that, unless indicated otherwise here; its books and records concerning Receivables are located at the same address. Unless indicated otherwise here, Borrower's Inventory, Equipment and other goods are located at the same address its principal place of business:

[Location of collateral]

Receivable Records:

have been fully satisfied·. · ·

9. Power of Attorney. Borrower authorizes and appoints Gulf Coast, or any of Gulf Coast's officers, employees or agents whom Gulf Coast may from time to time designate, in Borrower's name and as Borrower's attorney with power to: (a) to endorse Borrower's name on any checks, notes, acceptances, ·drafts .or other forms of payment or security that may come into Gulf Coast's possession; (b) to sign. Borrower's name on .any· invoice Or. bill of lading relating to any Receivables, on drafts ·against. Customers, on schedules and confirmatory assignments of Receivables, on notices of assignment, financing statements and amendments under the

Inventory and Equipment: 15058 Shoemaker Avenue Santa Fe Springs, CA 90670

8500 Carbide Court, Suite A Sacramento, CA 95828

863 East Levin

Tulare, CA 93274

7401.Morton Avenue, Suite B Newark, CA 94560

20 Liberty Way

Franklin, MA 02038

1300 Penn Avenue, Suite 300

Pittsburgh, PA 15222

3665 Richmond Street

Philadelphia, PA .19134

Borrower shall im111ediately notify .Gulf Coast if any additional locations for Collateral are established subsequent to the date hereof. Borrower shall not change the location Of its chief executive office, the Place-where it keeps its books and records,

or the location of any Collateral (except for sales of Inventory in the ordinary course of business) until Borrower has obtained the written consent of Gulf Coast and all necessary filings have been made and other actions taken to continue the perfection of Gulf Coast’s security interest in such new location. Gulf Coast's security interest attaches to all the Collateral wherever located, and the failure of Borrower to inform Gulf Coast of the location of any item or items of Collateral shall not impair Gulf Coast's security interest therein.

II.
Ownership and Protection of .Collateral. Borrower _warrants1represents and covenants to Gulf Coast that the C9llaterfll is now -and, so long as Borrower is obligated to Gulf Coast; will be owned by Borrower free and clear of all security interests except for the_ security interest in favor of Gulf Coast created by this Agreement and Permitted Liens, and that said Collateral, including the Receivables a d proceeds resulting from the collection, Sale or other disposition thereof, :will remain free and clear of any and all security il1terests except for the security interest in favor of Gulf Coast created by this Agreement: and Permitted Liens. Borrower will not sell, lease or otherwise dispose of any of the Collateral, or attempt to do so (except f6r sales of) Inventory in the ordinary course of business and sales bf obsolete. and worn equipment not in excess of

$25,000 in the-aggregate in any calendar year) without the prior written consent of Gulf Coast, unless thy proceeds of any such sale are promptly paid to Gulf Coast uncashed and in its original form for application on Borrower's Obligations. After the occurrence of a Default or an Event .of Default; Gulf Coast will at all times have the right to take physical possession of any Inventory and Equipment constituting Collateral and to maintain such possession on Borrower's premises or to remove the same or any part thereof to such other places as Gulf Coast may wish. If Gulf Coast exercises Gulf Coast's right to take possession of such Collateral, Borrower shall on Gulf Coast's demand, assemble the same and make it available .to Gulf Coast at a place reasonably convenient ·to Gulf Coast. Borrower shall at all times keep the Equipment constituting Collateral in good condition and- repair. All expenses of protecting, storing, warehousing, insuring, handling and shipping of_ the Collateral, all costs of keeping the Collateral free of any security interests prohibited by this Agreement and of removing the same if they should arise,: and any and all excise, property, sales and use taxes imposed b)' any state; federal Or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by Borrower and if Borrower fails to promptly pay any thereof when due, Gulf Coast may, at its option, but shall not be required to, pay the same and charge Borrower's loan account therefor. Borrower agrees to renew all insurance required by this Paragraph ·or the -paragraph entitled "Insurance" at least 30 days prior .to its expiration. Borrower agrees that, with respect to any Inventory maintained in a public warehouse, (i) Borrower will ensure· th.it any warehouse. receipts· issued are not in a negotiable form, (ii)Borrower will, upon request from Gulf Coast, deliver all warehouse receipts to Gulf Coast, and

(iii) Borrower will Cause .the public warehouseman to execute· a warehouseman lien· waiver and warehouseman agreement in form and substance satisfactory to Gulf Coast in its sole discretion, appropriately completed and duly executed.

1.
Perfection of Security Interest. Borrower agrees to execute all instruments. or. documents and take such other action, including delivery, as may be required to create, evidence, perfect arid maintain Gulf Coast's security interest in the Collateral and Borrower shall not in any manner do any act or omit to do ·any act. which would in any manner impair or invalidate Gulf Coast's security interest in the Collateral or the perfection thereof. In the event that a Uniform Commercial Code financing statement has been filed by Gulf Coast prior to the date hereof, naming as a debtor any: Borrower(s) hereunder, such filing(s) shall be deemed to have been authorized by such Borrower(s) as of the .date of filing, and each Borrower hereby fully, completely, and retroactively authorizes and ratifies such filing(s).

2.
Insurance. Borrower· shall maintain insurance coverage· on any Collateral other than Receivables with such companies, against such hazards, and in such amounts as may from time to time be acceptable to Gulf Coast and shall deliver such Policies ·or copies··thereof to Gulf Coast with

. satisfactory Gulf _Coast's loss payable_ ·endorsements naming Gulf Coast. Each- policy of insurance shall contain a clause requiring the insurer to give not less .than 30_ days prior written notice to Gulf-Coast in the event of any anticipated cancellation of the policy for any reason and a clause that the interest of Gulf Coast shall not be impaired or invalidated by any act or neglect of Borrower nor by the occupation of the premises wherein such Collateral is located for purposes more hazardous than are permitted by said policy. Borrower Will maintain, with financially sound and reputable insurers, insurance with respect

· to its properties and business against such casualties and

·
contingencies .of such types (which may include, without limitation, ·public and product liability, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as may from time to time be required by Gulf Coast.

3.
Borrower's Account. Gulf Coast may charge to Borrower's loan account at' any time the amounts of all Obligations (and interest, if any, thereon), including (without limitation) loans, Advances, debts, liabilities, obligations acquired by purchase, assignment or participation and all other obligations, whenever· arising, whether absolute or ·contingent and whether due or to become due; _also the· amount of all costs and expenses and all attorneys' fees _and legal expenses incurred in connection with efforts made to enforce payment of such Obligations, or to obtain payment -of any Receivables, or the foreclosure of any Collateral or in the prosecution of defense of any actions or proceedings relating in any way to this Agreement (including but not limited to bankruptcy or
·
insolvency proceedings) whether or not suit is commenced, including reasonable attorneys’ fees and legal expenses incurred

- in connection ·with any appeal of a lower court's order or judgment;- and :also the amounts of all unpaid taxes and the like, owing by Borrower to any governmental authority or required to be deposited. by Borrower, which Gulf Coast pays or deposits for Borrower's account. All sums at any time outstanding to organizations which may be a joint borrower or Guarantor hereunder or which are listed here:

[Corporate stock owned]

Borrower's credit On Gulf Coast's books and all of Borrower's property at an)' time in Gulf Coast's possession or upon or in which Gulf Coast has a security interest, may be held by Gulf

Coast as security for all Obligations.. Subject to the foregoing,

Gulf Coast, at. Borrower's request, will remit to Borrower_ any net balance outstanding. to Borrower’s credit on Gulf Coast's books.· Gulf Coast will account to Borrower monthly and each monthly .accounting will be fully binding on Borrower, unless, w thin thirty days thereafter, Borrower gives Gulf Coast specific written notice _of exceptions. All debit balances in Borrower's loan account will bear interest as· provided in the paragraph entitled "Interest" of this Agreement. If Gulf Coast so requests at any time, B0rrower will immediately execute and deliver to Gulf Coast a promissory note in negotiable form payable to Gulf Coast's order in a principal amount equal to the amount of the debit balance in Borrower's loan account, with interest as provided in the. paragraph entitled "Interest." In any event, Borrower covenants to pay all Advances, debts, accounts and interest when due.

4.
Participations. If any Person shall acquire a participation in Advances- ·made to Borrower hereunder, Borrower hereby grants to Gulf Coast as- well as any such Person holding a participation, and. Gulf Coast and Such Person shall have- and :are hereby given ·a continuing security interest in any money, securities and: other property of Borrower in the custody or possession of such Participant, including the right of set-off as fully as if such Participant had lent directly to Borrower the 11mount of such pa1ticipation. Borrower hereby grants to Gulf .coast its continuing authority and consent to release any and all financial and other information related to

Borrower's .financial condition, performance, its business, operations or any other matter whatsoever to a:ny of Borrower's creditors (both .secured and unsecured), to any participant, or to any other· Person for their · co sideration of ·a :possible participation in Advances by that Person.

16. General Representations and Warranties. To induce Gulf Coast to make Advances hereunder, Borrower makes the following representations and warranties, all of which shall survive the initial Advance:

(a)
Borrower is a _corporation duly organized, .existing, and "in go d standing under the laws of the State·.9f California, has the power to own its· property arid to· carry .on· its ··business as now conducted, and. is duly qualified to do business in all states. in which the nature ·of its business requires such qualification. During the past five years, Borrower has done business so1e1y under its name(s) listed above as "Borrower" as well as the following names:·

.(Old names, trade names and dba names)

Borrower does not own any. capital stock of any corporation, nor membership interests in any limited liability company or other entity, except for

(b)

· The execution. and delivery of this

Agreement and the other Loan Documents and the performance by Borrower of its obligations hereunder and thereunder do not and will not conflict with any provision of law, or of the charter or bylaws of Borrower, or of any ·agreement binding upon Borrower. ·

(c)
The execution and delivery of this Agreement and the other Loan Documents have been duly authorized by all necessary action by directors/governors and shareholders/members of Borrower; and this Agreement and the other Loan Documents have in fact been duly executed and delivered by Borrower and constitute its lawful and binding obligations, legally enforceable against it in accordance with their respective terms.

(d) Unless listed here with a detailed description attached,

[Lawsuit case names]

there is no action, suit or proceeding at law or equity, or before or by any federal, -state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or. foreign, pending or, to the knowledge of Borrower, -threatened against Borrower or any Guarantor or the property of S:orrower· or any- Guarantor which, if determined adversely, -Would be a Material Adverse Occurrence

·and neither Borrower or any Guarantor is in default with. respect to, any final judgment, writ, injunction, decree, rule or regulation of any court or federal, state, local or other governmental department, commission, board, bureau,- agency or instrumentality, domestic or foreign, where the effect of such default would be a Material Adverse Occurrence,

(e)
The authorization, execution and delivery of this Agreement, and the payment of the loans and i11terest hereon, is not, and will not be, subject to the jurisdiction, approval or consent of any federal, state or local regulatory body or administrative agency.

(f)
All of the Collateral of Borrower are free and clear of security. interests except for

(i) equipment lease on specific equipment (and not in equipment generally) which are disclosed on a Uniform Commercial Code sear.ch in the state where Borrower is ·incorporated or organized or where equipment i's located as disclosed above under "Location of Collateral;" and (ii) Permitted Liens.

(g)
Borrower has filed all federal, state and local tax retur11s· which, to the knowledge of Borrower, are required to be filed, and Borrower has paid ·_all taj{es. arid all assessments which are due,

·sorrower has made all required withholding deposits. Borrower does not have knowledge of .any objections which would materially affect the information contained therein; (iv) no_ Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the· Code has incurred an accumulated funding deficiency, as that- term is defined ln Section 302 of

ERISA or Section 412 of the Code (whether or not

to. or claims for additional

taxes by federal_, state or

waived); (v) no liability to the PBGC (other than

local taxing authorities for subsequent years which would be a-Material Adverse :occurrence, other than the California Department of Tax and Fee Administration tax assessment. described ·in paragraph 16 (d).

(h)
Borrower has furnished to Gulf

·coast various personal and organizational financial statements. All such statements were prepared in accordance ·with GAAP and present fairly the financial condition of Borrower and other person and/or entity for which. each statement relates. There has been no material. adverse ·change in the condition of Borrower and the other person and/or entity relating to Such statements, financial or otherwise, since the date of the most recent of such financial statements.

(i)
The value of the assets and properties of Borrower at a fair valuation and at their then Present fair salable value is and, after giving effect to any pending Advance and the application of the amount advanced, will be materially greater than its total liabilities, including Contingent Obligations, and Borrower has (and has no reason to believe that it will not have) capital sufficient to pay its liabilities, including Contingent Obligations, as they become due.

G) Borrower is in compliance with all requirements of law relating to pollution control and environmental regulations in the respective jurisdictions where Borrower is presently doing business or conducting operations.

(k)
All amounts obtained pursuant to Advances :will be used for Borrower's working capital purposes.

(1)
Except for the trademarks, patents,

· copyrights and franchise rights listed here, Borrower is

·not the owner of any patent, trademark, copyright or

franchise rights.

[Trademarks, patents, copyrights and franchise rights]

required premiums which have become due and payable, all of which have been paid) has been incurred with respect to any Plan, and there has not been any Reportable Event which presents a material risk of termination of .my Plan by the PBGC; and (vi) Borrower' has ·not" engaged -in transaction which would subject it to tax, penalty or liability for prohibited transactions imposed by ERISA or the Code. Borrower does not contribute to any Multiemployer Plan.

a(n) No part of any Advance shall be used at any time by Borrower. to Purchase or carry margin stock (within the meaning of Regulation U promulgated by the Board of Governors of the Federal Reserve System) or io extend credit to others for the purpose of purchasing or carrying any margin stock. Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purposes Of-purchasing or carrying any such margin stock. No part of the proceeds of any Advance will be used by Borrower for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

{o) Borrower is not an "investment company,'' or an "affiliated person" of, or a "promoter" or "principal underwriter" for, an ''investment company," as such terms are defined in (he Investment Company Act Of 1940, as amended. The making of the Advances, the application of the proceeds and repayment thereof by Borrower ,md the performance of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulatiol1 Or order issued by the Securities and ·Exch3.nge Commission thereunder.

(p) Unless a full description of each class of stock and the names and relative amounts of the owners thereof is attached to this· Agreement, Borrower .has a single class of stock and the owner is as follows:

(111) ERISA

(i)·Each Plan in compliance in all material respects with all applicable provisions of ERISA and the Code;

Na111e of Shareholders JanOne, foe·.

Percent of outstanding Shares

100%

(ii) the aggregate present value of all accrued vested benefits under all Plans (calculated on the basis of the actuarial assumptions specified in the most recent actuarial valuation for such Plans) did not exceed as of the date of the most recent actuarial valuation for such Plans the fair market value of the assets of such Plans allocable to such benefits; (iii) Borrower ·is not aware of any information since ·the date of such valuations

Borrower .has_ not:·(i) issued any unregistered securities

in violation of the registration requirements of Section 5 of the Securities Act o( I 933, as amended, or any other law; or (ii) violated any rule, regulation· or requirement under the Securities Act of 1933, as amended, or "the Securities Exchange Act of 1934, as amended, in' either case where .the effect of such

:violation- would be a Material Adverse Occurrence.

No _proceeds of the Advances will be used to acquire any security in any transaction which is subject to Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

(q). Except for Contingent Obligations listed· here, Borrower does not -have any Contingent Obligations,

[Contingent Obligations:' List here and attach details]

California Department of Tax and Fee Administration (CDTFA) sales tax assessment of approximately $4,1 million, plus applicable interest of$500,000, for the sales tax years 2011, 2012, and 2013

(r)
AH information, reports, statements, Periodic Financial Reports and the like (collectively, "Information")_ which is has been or in the future is furnished by or on behalf of Borrower to Gulf Coast is and/or will l)e true ·and accurate in every material respect and no· such Information does or will contain

any material misstatement of fact or omit to state a

material fact or any other fact .necessary to make the statements contained therein, not misleading.

(s)
·Each representation and warranty shall be deemed to be restated and reaffirmed to Gulf Coast 1) and as of the date of each Advance under this Agreement except that any reference to the financial statements referred to in. the paragraph entitled "General Representations ·and Warranties" shall be de med to refer to the financial statements then most recently delivered to Gulf Coast pursuant to the paragraph entitled; “Affirmative Covenants.”

- 1 I -

directs attention _in writing, together with a reconciliation of any variances between the information provided on such balance sheet an the information for that day previously delivered to Gulf Coast pursuant to the par graph entitled "Affirmative Covenants;"

. . (iii) Within 10 days after the end of each month, each of the following prepared air of the end: of such month:

.., An aging of accounts receivable aged on 'the invoice date,

-
An aging of accounts payable,
-
Copies of all bank statements, and

All of the following, each certified as true and accurate by an officer of

. Borrower:

A certification and detailed schedule of Receivables which details· those accounts receivable which are not considered Eligible Receivables hereunder;

-
A reconciliation of accounts receivable and loan balance; and

A Certification and detailed schedule of payroll related taxes accrued and paid.

-
A detailed, item by item listing of all Inventory listed by part/item

.number, description, quantity, cost and extended value;

-
A detailed Inventory usage report as specified by Gulf Coast; and A certification of Eligible

- 1 I -

17.

that it will:

1.

- 1 I -

Affirmative Covenants. Borrower agrees

a.
. Furnish to Gulf Coast ,in form

- 1 I -

Inventory which details that Inventory which is not considered Eligible inventory hereunder;

- 1 I -

satisfactory to. Gulf Coast the following, all of which will conform to GAAP and all of which shall comport

_with .the representations and Warranties contained in the paragraph .entitled General Representations and Warranties·:

i.
Within 120 days after the end of each of Borrower's fiscal years, its periodic· Financial Report for· such fiscal year. If Borrower shall fail to supply the

report within such time limit, Gulf Coast

shall have the right (but not the duty) to employ certified public accountants acceptable to Gulf Coast to prepare such report at Borrower1s expense;

ii.
Within 40 days after the end of each month, a balance Sheet for such month and an income statement for such month as well as fiscal year to date, certified as. correct by Brower’s chief executive officer or its most senior -financial officer (e.g.: chief financial officer, controller etc... ) but subject to adjustments as to inventories or Other items to which an officer of Borrower

(iv)

- 1 I -

If and when filed by Borrower,

Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

Any other filings made by Borrower with the SEC;

Copies of Borrower)s federal income tax returns:; and any amendments thereto, filed with the-Internal Revenue Service

Copies of Borrower's applicable state tax returns, and any amendments thereto) filed with the respective state tax authorities, and

Any information that is provided by Borrower to its shareholders/members generally; and

(v)
From time to time, at Gulf Coast's request, any and all other material report , information, financial projections: and/or other figures or reports reasonably required by Gulf Coast.

- 1 I -

(vi)
If Borrower does not timely deliver the financi8,i statements or all laws·,

(f)

Comply in all material respects with acts,· rules; regulations and orders of any other information described in this subparagraph (a), in addition to the occurrence of an Event of Default, Borrower shall pay to Gulf Coast a late reporting fee in an amount equal to fifty dollars ($50) per document per day for each business day that

.the request contained in the Affirmative Covenants subparagraphs 17 (a) (ii), 17 (a) (iii), 17 (a).(iv) and 17 (a) (v) are past due, a:nd certain changes in ·the Borrowing Base ay take effect . as' discussed :under the paragraph entitled Default and Remedies;

b.
· Permit Gulf Coast (including its

Participants, successors, assigns and their respective

representatives) access to and the right to examine and

make copies of, _the books, records, financial

legislative, administrative or judicial body or official applicable for Borrower1s business operation or Collateral, or any part thereof provided, however, that Borrower may contest any such law, act, rule, regulation Or order in good faith by appropriate proceedings so long as (i) Borrower first notifies Gulf Coast of such contest, .and (ii-)·such contest does not, in Gulf Coast's sole discretion, adversely affect Gulf Coast’s· right or priority in the Collateral or impair Borrower's ability-to pay the Obligations when due;

(g)
Loan Administration Fee. Pay Gulf Coast_ for the period commencing· 011 the date of this Agreement and continuing through the date of full payment of all Obligations, a reasonable administration fee· (herein· called the "Loan Administration Fee"), which shall be equal to the sum

Statements,

Supporting schedules and properties of

of $5,000 per calendar quarter (or any partial quarter),

Borrower at all reasonable times; ·and .permit _Gulf Coast and its representatives to discuss Borrower's financial matters with officers, employees: and agents of Borrower and with its Independent Public Accountant. Further, permit Gulf Coast access to all of its· properties and do .all· other things 11ecessary to permit Gulf Coast to conduct exams (at Gulf Coast's discretion) of .all of the Collateral and all of

Borrower's other property (including, but not limited to inventory,· equipment, physical premises ·etc.), books and- records and will instruct all of. its officers, staff, employees and agents to provide full and prompt Cooperation in locating and providing all information, commencing as of the date hereof and pro-rated for the balance of the C:urrent calendar quarter_. plus all out-of pocket expenses incurred by Gulf Coast in conducting examinations including travel related expenses. The Loan Administration Fee shall be non-refundable, shall be deemed earned when it becomes payable, and shall be payable to Gulf Coast as of the date hereof (for the balance of the current calendar quarter), and thereafter on October I, 2022 and on the first day of each subsequent 3 month period/quarter. The existence or payment of .the Loan: Administration Fee, Line Maintenance Fee. or any other fee or charge, shall in no way" alter or diminish the, obligation to pay interest, direction,

property d reports which Gulf Coast

Gulf Coast's costs of collection and attorneys' fees, or

Requests. Borrower further irrevocably authorizes its Independent Public Accountant to disclose whatever information requested by Gulf Coast as well as to fully and without reservation participate in any -discussions requested by Gulf Coast, and Borrower .hol.ds harmless such Independent Public Accountant and Gulf Coast for participating in such discussions;

c.
Pay when due all taxes, assessments, a:nd either liabilities_ ·against it or its properties except those which :are being contested in good faith·at1d for which an adequate reserve has been established; Borrower shall make all withholding payments when due; Borrower shall promptly provide Gulf Coast with evidence Of payment by Borrower's shareholders/members of estimated income taxes;

d.
Promptly notify Gulf Coast in

writing of any Substantial change in present management or present business, of its intention to enter into a new business or industry, or of its intention to wind down, liquidate or close substantially all of its business;

e.
Pay when due all amounts necessary to fund in accordance with its terms any Plan;

any other fees or charges imposed under this agreement or any other agreement between Gulf Coast and Borrower or any Guarantor;

(h)
Line Maintenance Fee. Pay Gulf Coast for the Period commencing on the date of this Agreement and continuing through the Termination Date, a non refundable line maintenance fee (the "Line Maintenance Fee") of one percent {l %) of the Maximum Principal Amount (less the $25,000 survey fee which has already been paid and which is Credited against the first year's Line Maintenance Fee). Such Line Maintenance Fee shall be due and payable to Gulf Coast in advance on the date of this Agreement and again in. each successive calendar year on each subsequent anniversary of the date of this Agreement until all Obligations owing hereunder are repaid in full. 'the Line Maintenance Fee shall be non-refundable and shall be deemed earned when it becomes payable;

(i)
Promptly notify Gulf Coast in writing of (x) any litigation which (i) involves an amount in dispute in excess of $10,000 (ii) relates to the matters which are the subject of this Agreement, or

(iii) if determined adversely to Borrower would be a Material Adverse Occurrence; and (y) any adverse development in any litigation described in clause (x.);

U) Promptly notify Gulf Coast of any Default or Event of Default;

(k) Landlord or Mortgagee Waiver Agreement. Within 90 days of the date hereof, Borrower shall deliver to Gulf Coast a duly authorized and fully exec ted Landlord Waiver Agreement or Mortgagee ·Agreement, in form. and substance satisfactory to Gulf Coast, with regard to the following properties:·

15058 Shoemaker Avenue

Agreement; (ii) indebtedness, not exceeding $350,000 at any one time in the aggregate outstanding, which was. incurred to acquire fixed assets, but only to the extent that such fixed asset acquisition is permitted by this paragraph_ entitle(J "Negative Covenants;" or (iii) borrowings, if any, which are existing on the date of this Agreement, which exceed $25,000 and. which are listed here:

Total

Name of Creditor Amount Owed

Santa Fe Springs, CA 90670

8500 Carbide Court, Suite A Sacramento, CA 95828

863 East Levin:

Tulare, CA 93274

7401 Morton Avenue, Suite B Newark, CA 94560.

20 Liber(y Way

Franklin, MA 02038

1300 Penn Avenue, Suite 300

Pittsburgh, PA 15222

3665 Richmond Street

Philadelphia, PA 19134

If Borrower fails to achieve any of these covenants, in addition to the occurrence of an Event of Default, certain changes to the Borrowing Base may take effect as discussed under the paragraph entitled Default and Remedies.

18.
Negative Covenants.. Borrower agrees that; without Gulf Coast’s written consent, it will not:

(a)
Expend or contract to expend an aggregate ;n excess Of $350,000 for fixed assets in any fiscal year, whether b)/ way :of purchase, lease or otherwise, and ·whether payable currently or in the future. Fixed assets include all assets _considered "fixed assets" according to =GAAP as well as software, equipment, and leasehold improvements;

(b)
Purchase or redeem any shares of Borrower's capital stock; or declare or pay any dividends (other than dividen.ds payable in capital stock); or' make any distribution to stockholders or members of any assets of Borrower; provided, however, that so long as no Default or Event of Default exists or would result from such distributions, Borrower may_ make Acceptable Distributions to be used by Borrower's shareholders or members solely to make required income tax payments;

(C) Incur . or permit to exist any indebtedness, secured or unsecured, for money borrowed, except: (i) borrowings under this

(d)
Create or permit to exist any Security· interest on any- assets now owned or hereafter acquired except: (i) those created in Gulf Coast's favor and held by Gulf Coast; (ii)liens of current taxes not delinquent_ or taxes which are being contested in good faith for which an adequate reserve has been established; (iii) purchase- money security interests securing indebtedness permitted by this paragraph entitled "Negative Covenants"; provided, however, that such security interest, extends only to the fixed assets acquired With :the proceeds of such indebtedness; and (iv) security interests disclosed above, securing only debt outstanding on the date of this Agreement and which is described above;

(e)
Effect any recapitalization; or be a party to any merger or. cons0Iid1:1tion; or sell transfer, convey or lease 3.11 or any substantial part of its proper(y; or sell or assign (except to Gulf Coast), with or without recourse, any Receivables or General Intangibles;

(f)
Enter into a new business or purchase or otherwise acquire any· business enterprise or any substa11tial assets of any person or entity; or make any loans to any person or entity; or purchase any shares of stock of, or .similar interest in, or ma e any capital contribution to or investment in, any entity;

(g)
Become a guarantor or surety or pledge its credit or· its assets on any undertaking of another; except for the Contingent Obligations shown above.;

(h)
In any fiscal year, pay excessive or unreasonable salaries, _ bonuses, fees, commissions, fringe benefits or other forms of compensation (such salaries, bonuses, fees, commissions, fringe benefits or other forms of compensation being "Compensation") to any of its officers or directors or any Guarantor.

(i)
In any fiscal year, distribute cash for management fees or intercompany accounts (excluding ·expense reimbursements that are the Borrower's share and are expensed) to JanOne, Inc. or affiliates exceeding the lesser of: (i) $1,800,000 or (ii)

65% of the sum of Borrower’s net income plus management fee$;

(j)
Take any action which is itself, or Causes, a Default or' Event of Default, or permit any Default or Event of Default to occur, under the terms of any Loan Document, note, loan agreement, lease (for real or personal property), mortgage, contract for deed, security . agreement, or any other· contractual obligation binding upon Borrower;

(k)
Make any substantial change in present ownership, management or· present business, enter-into a new business or industry, or take actions to wind down, liquidate or close substantially all of its business;

(I)
Enter into any agreement providing for the leasing by Borrower of property which has been or is to· be sold -or transferred by Borrower to the lessor thereof, or which is substantially similar in purpose to the property so sold or transferred;

(m)
Change· its terms of trade with respect to the due date of any Receivable;

(n)
Change its name, move or change its state of incorporation or organization, or change or move the location of its chief executive office;

(o)
(i) Permit or suffer any Plan maintained for employees of Borrower or any commonly controlled entity· to engage _ in any_ transaction· which results in a- liability Of Borrower under Section 409 or 502(i) of ERISA or Section 4975 of the Code; (ii) permit or suffer any such Plan to incur any "accumulated funding deficiency" (within the meaning of Section 302 of BRISA and Section 412 of the Code); _whether or not. waived; (iii) terminate, or suffer to be terminated, any Plan covered by Title IV of ERISA maintained by Borrower Or any commonly controlled entity or permit or suffer to exist a condition under .which .PBGC may terminate any such Plan; or

(iv) permit to exist the occurrence of any. Reportable Event (as defined in Title IV of ERISA) which

.represents termination by the PBGC of any Plan;

(p)
Enter into any transaction with any Affiliate of Borrower upon terms and conditions less favorable to Borrower than the terms and conditions which would apply in a similar transaction with an unrelated third party;

(q). Enter into any agreement containing any provision which would be violated or breached by Borrower Under any Loan Document or by the performance by Borrower of its obligations under any Loan Document;

(r)
Amend or modify the provisions of any Subordinated Debt;
(s)

Withdraw, revoke or amend any IRS form 882 I or other form or document which provides Gulf Coast" access to or notice of Borrower's tax obligations with the IRS or other tax related authorities or otherwise interfere with Gulf Coast's ability to obtain Borrower tax related-information from such authorities;

(t)
Withdraw, void· or interfere with Gulf Coast's notification of or instruction to Borrower's customers and Account Debtors to make payments directly to Gulf Coast as permitted under this Agreement or Otherwise by_ law; or;

(u)
Maintain any Inventory at a warehouse which issues negotiable warehouse receipts with respect to such inventory.

19.
Availability of Collateral, Gulf Coast may from time to time, for its convenience, segregate or apportion the Collateral for .purposes of ·determining the amounts and maximum amounts of Advances which may be made hereunder. Nevertheless, Gulf Coast's security .interest in all such Collateral, arid any other collateral rights, interests and

. properties which may now or hereafter - be available to Gulf Coast, shall secure and may be applied to the payment of any and all loans, Advances and other Obligations secured by Gulf Coast's security interest, in any order or manner of application and without regard to the method by which Gulf Coast determines to make Advances hereunder.

20, Default and Remedies. It shall be an "Event of Default" under this Agreement if:

· (a) Borrower fails to make any payment required under this Agreement or any present or future supplements hereto or under any other agreement between Borrower and Gulf Coast when due; or

(b)
Borrower fails to perform or observe any covenant, ' condition or agreement contained in· this Agreement or in any other Loan Document or a default or event of default occurs under any other Loan Document; or

(c)
: Any warranty,. representation or statement_ made or furnished to Gulf Coast by or on behalf of-Borrower or any Guarantor proves to have been false,- incorrect or misleading in a material respect when made; or

(d)
A .proceeding seeking an order for relief under the Bankruptcy Code is commenced by or against Borrower or any Guarantor, provided however, that if such a proceeding is commenced against Borrower_ or any Guarantor on an involuntary basis, then only if such action is not dismissed within 60 days of first being filed; or

(e)
Borrower or any Guarantor becomes insolvent or generally fails to pay, or admit in writing - its or his inability: to. pay its or his debts as they become due; or ·

f.
Borrower or any Guarantor applies for, consents to, or acquiesces in, the-appointment of a trustee, receiver -or other custodian for it or him or for any of its or his property, or makes a general assignment for the. benefit of creditors; or; in the absence of such application, consent or acquiescence, a trustee, receiver 9r other- custodian is appointed for Borrower or for Guarantor or for a substantial part of Borrower’s or any Guarantor's property; or

g.
Any other reorganization, debt arrangement; or other case. or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in· respect of Borrower or any ·Guarantor) provided however, that if such a proceeding is .commenced against any Guarantor· on an involuntary basis, then only if such action is not dismissed within -60 days· of first being filed; or

h.
Borrower or any· Guarantor takes any action to authorize, or in furtherance of, any of the events described in the foregoing clauses (d) through (g); or

i.
·· All or a substantial part of the assets of Borrower or any Guarantor are sold, leased, or otherwise disposed of(whether in one transaction or in a series 6f.transactiohs) to one or more Persons;

i.
Any judgments, writs or warrants of attachment) executions or similar process (not covered by Insurance) in the aggregate amount that exceeds

$10,000 is issued or levied against Borrower, any Guarantor ·or any of its or his_ assets and is not released, vacated or fully bonded prior to any sale and in any event within. five days after its issue or levy;·or

(a)
(k) The issuance or levy of any garriishrnel1.t, summons, •writ of attachment, writ, warrant, attachment, action for eviction or unlawful detainer, tax lien or tax levy, execution or other process against Borrower ·or any Guarantor, or against any property of Borrower or any Guarantor; :or

(1)
The attachment of any tax lien to any property of Borrower or any Guarantor" which is

.Other than for taxes or assessments not yet due and payable; or

(m)
Any Guarantor dies or attempts to revoke his or its guaranty; or

(n)
A Material Adverse Occurrence takes place; or

(o)
Gulf Coast, in good faith, generally deems itself insecure.

Upon the occurrence of any Event· of Default described in subparagraphs (d), (e), (f), (g) (h) or (i) above, all Obligations shall be and become. immediately due and payable without any declaration, notice, presentment, protest, demand or dishonor of any kind (all of which are hereby waived by Borrower) and Borrower1s ability to obtain any additional credit extensions or Advances under this Agreement .shall be immediately and automatically terminated. Upon the occurrence of any other Event. of Default, Gulf Coast; without notice to Borrower, may terminate Borrower's· ability to obtain· any additional credit extensions :or. Advances under this Agreement and may declare

. all or any. portion of the Obligations to be due and payable, without notice,: presentment, protest or demand or dishonor of any kind (all of which are hereby waived), whereupon the full unpaid amount of the Obligations which shall be so declared due and payable shall be and become immediately due and payable. Both before and after the occurrence of an Event of Default, Gulf Coast shall have all the rights- and remedies of a secured party under ·the· Commercial Code and may require Borrower to assemble the Collateral and make it available to Gulf Coast at a place designated by Gulf Coast, and Gulf Coast shall have the right to take immediate possession of the Collateral and may enter any of the premises of Borrower or wherever the Collateral is located with or without process of law and to keep and store the same on said premises until sold (and if said premises be the property of Borrower, Borrower agrees .not to charge Gulf Coast or a purchaser from Gulf Coast for storage thereof for a period of at least 90 days.) Upon the occurrence of an Event of Default, Gulf Coast, without further demand, at any time or times, may sell and deliver any or all of the Collateral at public or private sale,1for cash) upon credit or otherwise, at such prices and upon such -terms as Gulf Coast deems advisable, at its sole discretion: Any requirement under the Commercial Code or other applicable law of reasonable notice will be met if such notice is mailed to Borrower at its address set forth in the

. opening paragraph of this Agreement at least ten days before the date Of sale. Gulf Coast _may be the purchaser at any such sale, if it is public. The proceeds of sale will be applied first to all

· expenses of retaking, holding, prep11ring for sale, selling and the like, including attorneys' fees and legal expenses (whether or not suit is commenced) .including, without limitation, reasonable attorneys' fees and .legal expenses incurred in connection with any appear of a lower court's order or judgment, and second to the payment (in whatever order Gulf Coast elects) of all other obligations chargeable to Borrower's loan account hereunder. Subject to the provisions of the Commercial Code, Gulf Coast will return any excess to Borrower and Borrower shall remain liable to Gulf Coast for any deficiency. Borrower agrees to give Gulf Coast immediate notice of the existence of any Default or ' Event of Default.

Without limiting the rights of Gulf Coast described above, should Borrower fail to timely deliver the financial statements or other reports or information described in Subparagraph (a) of the paragraph entitled Affirmative Covenants, then upon each such Event of .Default, the definition Of "Borrowing Base·" shall be modified such that the provisions of subparagraph (iii)(a) and (iii)(b) shall each be reduced by Two .Percent (2%) of the percentages and dollars otherwise then in _effect. This reduction may occur' numerous_ times until no availability on Inventory

. exists. Upon Gulf Coast’s receipt of the financial statements or other reports _or information, Gulf Coast. may reinstate some or all of the reductions; but reserves the right-not to do so at its sole discretion. Whether: or not the_ events listed above in this subparagraph· occur and whether or not Gulf Coast takes the actions specified above, Gulf Coast shall at no time be deemed to have elected its remedies and hereby reserves all of its rights for remedy and. other rights Contained ·in this Agreement and Gulf Coast reserve$ the right to take any or all other actions or remedies available to it in such ·event.

Without limiting the rights of Gulf Coast described above, should Borrower fail 'to provide the. landlord lien waivers as provided in the subparagraph entitled "Landlord or Mortgage Waiver Agreement" then, as of the. first day of each and every subsequent month that occurs after the 'failure to provide such agreements, the definition of "Borrowing Base1' shall be modified such·. that the provisions of subparagraph (iii)(a) and (iii)(b) shall each be. reduced b Two Percent (2%) of the perceritageS_an4 dollars otherwise then in effect. This r duction may· occur numerous times until no availability on Inventory exists. Upon Gulf Coast's receipt of the mortgagee consent, Gulf Coast may reinstate some or all of the reductions, but reserves the right not to do.so at its sole discretion. ·whether or not the events of default listed above in this subparagraph occur and whether or not Gulf Coast takes _the actions specified above, Gulf Coast shall at no time be deemed to have. elected its remedies and hereby reserves all of its rights for remedy and other rights contained in this Agreement and Gulf Coast reserves the right to take· any· or all other actions or remedies available to it in such event.

21.
Conditions Precedent to Initial Advance. The obligation of Gulf Coast to make the initial Advance is subject to the condition precedent that Gulf Coast shall have received on or before the date of the initial Advance copies of all of the following, unless waived by Gulf Coast:
(a)
, ··The Guaranties; in form and substance satisfactory to GULF COAST in its sole and absolute discretion, appropriately completed and duly executed by each Guarantor;

(b)
A certificate by the Secretary or any Assistant Secretary of Borrower certifying as to:

(i) attached resolutions of Borrower1s Board of Directors authorizing or ratifying the execution, delivery_. and performance_ of the_ Loan Documents to which Borrower is a party _and any other documents provided for. by (his Agreement, (ii) the names of the officers of Borrower authorized to sign the Loan Documents together With- sample of the true signature of such officers, and(iii) attached bylaws of Borrower;

(c)
Evidence of insurance for all insurance required by the Loan Documents;

(d)
An employee certificate, in form and substance satisfactory to Gulf Coast)

(e)
Such landlord lien waivers and mortgagee · consents as Gulf Coast, in its sole discretion, ·may require, in form and substance satisfactory: ·10 Gulf Coast in its sole discretion, appropriately completed and duly executed;

(f)
For each location in which inventory or equipment- :·is ·_located in_ a public warehouse, executed. warehouseman lien .Waivers and

·warehouseman agreements in form and substance

satisfactory to Gulf Coast in its sole discretion, appropriately completed and duly executed;

(g)
Such other approvals, opinions or documents· as Gulf Coast may require.

22.
Conditions Precedent to AU Advances. Gulf Coast may consider riot making any Advance (including the initial -Advance) unless each of the following are correct and/or satisfied (unless waived in writing by Gulf Coast):

_ (a) The representations and warranties of B0rrower set forth in this Agreement are true and correct on the date of -the· Advance (and after giving effect to the Advance then being made);

(b)
No Default, no Event of Default and no .Material Adverse Occurrence· shall then have occurred and be continuing on the date-of the Advance or result from the making of the Advance; and

(c)
No litigation, arbitration or governmental investigation or proceeding shall be pending or, -t6 the knowledge of Borrower or any Guarantor, threatened against Borrower or any Guarantor or affecting its business or operations or its ability to _perform its obligations hereunder which, if adversely determined to Borrower or any Guarantor, would constitute a Material Adverse Occurrence.

23.
Termination. -Subject to the automatic termination of Borrower's ability to obtain additional Advances or credit extensions under this Agreement upon the occurrence of certain Events of Default, and further subject to Gulf Coasts right to terminate Borrower’s ability to obtain additional credit extensions and Advances under this Agreement upon the occurrence of other Events of Default, the term of this Agreement shall ·end on the Termination Date provided, however, that Borrower may terminate this Agreement at any earlier time upon s:ixty·da:ys prior. written notice.

ln the event of the termination of this Agreement and repayment of all of the Obligations at any time prior to ·the then current Maturity Date, for any reason, including .but not limited to: (a) termination.by Gulf Coast after the occurrence of an Event of Default, (b) sale of Collateral by Gulf Coast, Borrower or any third party, (c) sale of Collateral in any Insolvency Proceeding, restrl1cture, reorganization, compromise, or repayment of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, arrangement, or repayment in· any Insolvency Proceeding/(d) the use of new or replacement financing or capital to ·repay the Obligations, or

(e) the contraction, winddown or cessation of business by Borrower, then; in view of the impracticability and extreme difficulty of asce1taining the actual amount of damages to Gulf Coast or profits lost by Gulf Coast as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of Gulf Coast, Borrower shall pay an "Early Termination Fee" .to Gulf Coast as follows. The Early Termination Fee will be equal to the product arrived at by multiplying the Minimum Amount Which is in effect as of t e Termination Date, times the number of calendar months (whole and fractional) measured from the Termination Date to and including the then current Maturity Date, It should be noted however, that no Early Termination Fee shall be owed if:

(i)
Borrower terminates • this Agreement and repays all Obligations after the first anriua:1 anniversary date of this agreement and prior to the then current Maturity· Date; and,
(ii)
repays all Obligations completely from funds borrowed from Associated Bank (and not from any other source of funds). On the Termination _Date, all Obligations· shall become immediately due and payable without further notice or demand. Gulf Coast's rights· with 'respect to outstanding Obligations -owing on or prior to the Termination Date will not be affected by termination and all of said rights including (without limitation) Gulf Coast's security interest in the Collateral existing on such Termination Date or acquired by Borrower thereafter, and the requirements of this Agreement that Borrower furnish schedules and confirmatory assignments of Receivables and Inventory .and tum over to Gulf Coast all full and partial payments thereof shall continue to be operative until all such Obligations have been duly satisfied.

24.- Grant of License to Use Patents and Trademarks Collateral. For the purpose of enabling Gulf Coast to e:Xercise fights and · remedies under this Agreement, Borrower hereby' grants to Gulf ·coast an irrevocable, non exclusive license (exercisable without payment of royalty or other compensation to Borrower). to: Use_, license or. sublicense any patent of trademark now owned or: hereafter acquired, by Borrower and wherever he:·same n1.ay be located; arid including in such license reasonable access to all media in which any of the licensed items may be recorded of stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof.

25.
Letter of Credit Provision. Borrower may request that Gulf ·Coast issue certain letters of credit and/or guarantee _or assure the payment of letters of credit issued by others, from time to time. At its sole and absolute discretion, with or without notice, Gulf Coast reserves the right to issue or not issue letters of credit, and/or guarantee or assure payment of letters of credit issued by others on behalf of any Borrower, in amounts and/or terms which it may determine. Should this occur, it is Gulf Coast’s intention to reserve availability amounts under the '3orr0Wing Bas to· provide for its potential liability thereunder, and Gulf-Coast reserves the right to increase or decrease such reserve amount in its sole discretion.

If Gulf Coast issues letters of credit, Gulf Coast, in its sole discretion, may. waive any and all discrepancies which Gulf Coast may or may not know of or which appear or occur in the documents presented by the beneficiary in drawing on -any letter of credit,, _including, but not. limited to, the form, timing, completeness, accuracy, or even the complete absence of the documents submitted. Further, Borrower holds Gulf Coast harmless for· honoring any payment request on any letter of credit even though · Gulf Coast knows or may suspect any circumstances which may make the request or right to payment invalid, excusable, or otherwise not legitimate.

If Gulf Coast guarantees or assures the payment of letters of credit issued by others, Gulf Coast, at its sole discretion, may make payment on such guarantee or assurance, even if there may be discrepancies related to such letter of credit, guarantee or assurance which Gulf Coast ·may or may not know of or which appear -or occur· in the· documents presented by the beneficiary or the third party in drawing on any letter of credit, guarantee or assurance, including, but not limited to, the form, timing, completeness; accuracy, even the complete absence of the document submitted, and. even if any Borrower or Guarantor demands that Gulf Coast not make _such payment. Further, such payment may be made by Gulf Coast even after an Event of Default may have occurred hereunder and· may be made even if Gulf Coast is otherwise refusing to make Advances hereunder by the terms of this Agreement, all without affecting the tights of Gulf Coast to exercise. its remedies hereunder. Further, Borrower holds Gulf Coast harmless for honoring. any. payment request· on any letter of credit, or guarantee or assurance thereof even though Gulf Coast knows or may suspect circumstances which may make the request or right to payment invalid, excusable; or otherwise not legitimate and Borrower hereby indemnifies Gulf Coast for all of its damages, costs and ·expenses· related to any issuance of or guaranty Or assurance of any letter .of credit for the benefit of Borrower.

Any draws or payments -on any letter of credit or guarantee or assurance thereof, shall be deemed· an Advance under this Agreement and _such amounts shall immediately begin accruing interest hereunder.

26.
.Miscellaneous.
(a)
' The performance or observance of my ·affirmative or negative Covenant or Other provision of this Agreement and_ any supplement hereto may be waived by Gulf Coast in a writing signed by Gulf Coast but not otherwise. No delay on the part of Gulf Coast in the exercise- of any remedy, power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any remedy, power. or right preclude other or further _exercise thereof or the exercise of any ·other remedy, p6wer or right. Each of the rights and remedies 'of Gulf Coast under this Agreement will be cumulative and not exclusive of any other right or remedy which Gulf Coast may have hereunder or as allowed by law.

(b)
Any notice, demand or consent authorized by this Agreement to be given to Borrower shall be deemed to be given when personally delivered to or actually received by Borrower, or three days after being: deposited in the U.S. mail, certified, return receipt requested, postage prepaid, or one business day after delivery ·to Federal Express or other. overnight courier service (specifying next day delivery and requiring a signature l1pon receipt thereof), and except for personal delivery to or actual receipt by Borrower, in each other case addressed to .Borrower at its address shown_ in the opening paragraph of this Agreement, or at such other address as 'Borrower may, by written notice received _by Gulf Coast, designate as Borrower's address for purposes of notice hereunder.

Any notice. to be given to Gulf Coast shall be in writing (on paper and not by email), and shall be deemed to he given three business days after being deposited "in the ·U.S. mail, certified, return receipt requested, postage prepaid, or one business day after physical delivery to and receipt by Federal Express or other:·overnight courier (specifying next business· day and requiring a signature upon receipt thereof), in each case addressed to Gulf Coast's Legal Department at its address shown in the opening paragraph of this Agreement, or at such other address as Gulf Coast based on the cost agreed to by Borrower from time to time. Gulf Coast is authorized to deduct any such expenses. from any amount due Borrower and/or to add such- expens.es to Borrower1s loan account hereunder. Further, in recognition of Borrower's· obligations to pay such fees :and expenses, notwithstanding payment may, by Written

notice received by Borrower,

in full of the Obligations, Gulf Coast shall not be

designate as Gulf Coast1s address for purposes of

notice hereunder; provided, however, that any notice to

.Gulf Coast which contains a request for an Advance as_ discussed above shall no be deemed given until actually received. when this agreement provides that Borrower "furnish" an item- or document. to Gulf Coast, that item or document must actually be _received by Gulf Coast.

(c). This Agreement, including exhibits and schedules_ and other agreements referred to herein, is the, entire agreement between the parties, supersedes and rescinds all prior agreement$ relating to the subject matter herein, cannot be changed, terminated or amended orally, and sha11, be deemed effective as of the date it is accepted by Gulf Coast.

(d)
Borrower agrees to pay and will reimburse Gulf_ Coast on demand for all expenses incurred by Gulf ·Coast arising- out of the· origination of, or· -arising• during the administration of loans

· contemplated· by this Agreement including without limitation travel expenses, appraisal and collateral verification and confirmation procedures: (including fees to ·appraisers for appraising collateral), filing; recording,: title insurance; search and due diligence fees, 'as well as attorneys' fees and legal expenses, including costs of in-house counsel (whether or not suit is commenced), whether incurred in the negotiation and preparation of this Agreement in the operation of Cash· management, delivery/courier or other services including Gulf Coast's then current Charges for the operation of a lockbox and wire transfer of advance fees, in the protection and perfection of Gulf Coast's security interest in the Collateral in the enforcement of any of the provisions of this . Agreement or of Gulf Coast's rights and remedies hereunder .and against the Collateral, in the defense ·of_ any claim or· claims made or threatened against Gulf Coast arising· out of this transaction, or otherwise· -including, without limitation., ·in each instance, .all reasonable attorneys' fees and legal expenses incurred in connection with any appeal of a lower court’s: order or judgment. Borrower acknowledges that, at Gulf .Coast's discretion, certain expenses may be charged to Borrower at Gulf Coast's then current rate for such services. to its customers generally or alternatively, ,at its actual c0st -including overhead charges. Borr0wer also acknowledges that

.Gulf Coast may, fr0m time _to time, retain appraisers or other: professionals to. value fixed assets and other property- of Borrower and the actual cost of such valuation shall be reimbursed to Gulf Coast by Borrower at the Gulf Coast's actual cost. Gulf Coast may also, impose other· miscellaneous charges for additional products or services provided to Borrower required to execute, file, :or authorize the filing of any terminations releases or satisfactions of any of the liens, security interests, financing statements, mortgages or other filings or encumbrances unless and until Borrower and all Guarantors have executed and delivered to Gulf Coast a general release of liability of Gulf Coast in a form satisfactory to Gulf Coast. Borrower acknowledges that pursuant to Gulf Coast’s policies, any liens, security interests, financing statements, mortgages or other filings or encumbrances may be terminated, released and/or satisfied only in a clear and unambiguous: written_ document executed by an executive officer of Gulf Coast.

Borrower acknowledges that Gulf .Coast has certain responsibilities in .connection with the making of Advances and, the administration of this Agreement. Cons½quently; · Borrower hereby indemnifies, exonerates and holds Gulf Coast, and its officers, directors, employees and agents (the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith including, without limitation, reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to: ·

(i)
any transaction financed or to .be financed - in whole or in p8.rt directly- or indirectly ·with proceeds of any Advance, or

(ii)
the execution, delivery, performance or enforcement of his Agreement or any document executed pursuant hereto by any of the Indemnified Parties, except for any such Indemnified Liabilities ans1ng on account of any Indemnified Party's willful misconduct.

If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The provisions of this Paragraph shall survive termination of this Agreement.

(e)
This Agreement is made under and shall be governed by and interpreted in accordance with the internal laws of the state of Minnesota, except to the extent that the perfection of the security interest hereunder, or the enforcement of any remedies hereunder with respect to any .particular Collateral, shall be governed by the laws of a jurisdiction other than the· State of Minnesota. Captions herein are for convenience only and shall not 'be deemed. pact of this Agreement.

(f)
Borrower hereby releases, exculpates., and holds harmless Gulf Coast, its officers, directors, employees, agents, and designees, from any liability arising from any acts under this Agreement or in furtherance thereof whether ·of omission or coll1missi0n, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct. In no ·event will Gulf Coast .have any liability to Borrower for lost profits, incidental, punitive, special or consequential damages, or any other damages of any kind or nature.

(g)
, · This Agreement shall be binding

Borrower. agrees that, if it brings any action or proceeding arising out of or relating to this Agreement, it shall bring such action or proceeding in the District Court of Hennepin County, Minnesota.

THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANYACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT,

The provisions of this Agreement are severable, and in any action or proceeding involving any State law, or any State or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if any of the Obligations would otherwise be held or determined to be void, invalid, or unenforceable on account of the grant of a security interest hereunder to secure Borrower's Contingent upon

Borrower and: Gulf Coast and their respective

Obligations, then, notwithstanding any other provision

Successors, assigns, heirs, and personal representatives and shall inure to the-benefit of Borrower, Gulf Coast and the successors and assigns of Gulf Coast, except that Borrower may not assign or transfer its rights hereunder Without the prior written ·consent of Gulf Coast, and any assignment or transfer in violation of this provision shall be null and void. In, Connection with the actual or prospective sale by Gulf Coast of of this Agreement to the contrary, the amount of such liability shall, without any further action by Borrower, Gulf Coast or any other person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.• In the_· event a court of competent jurisdiction determines that Interest Rate and/or any other rate of interest which may be Calculated hereunder any interest or participation in the: Obligations,

or otherwise

effective hereunder after including any

Borrower authorizes Gulf Coast to furnish any information in its possession, however acquired, concerning Borrower or any of its Affiliates to any

· person or entity.

(h)
Borrower hereby irrevocably consents and submits to the personal jurisdiction of any Minnesota state court- or federal court over any action or proceeding arising out of or relating to the Agreement, and Borrower: -hereby irrevocably agrees that all claims in respect of such action or proceeding shall be venued (at the sole option of Gulf Coast) in either the District Court of_ Dakota or Hennepin County, Minnesota, or the -United States District Court, District of Minnesota, or any other court of competent jurisdiction which Gulf Coast, at its sole option, may deem appropriate. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance -of such .actiol1 or proceeding. Borrower irrevocably: consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing by, United States certified mail, return receipt requested, of. copies· of such process to Borrower's address stated in the: preamble hereto. Borrower agrees that judgment final by appeal, or expiration of time to appeal without an appeal being taken, in any such action or proceeding shall be conclusive and may be enforced in any other .jurisdictions by suit on the judgment or in any other manner provided by 1aw. Nothing in this Paragraph shall affect the right of Gulf Coast to :serve legal · process in any other manner permitted by law or affect the right of Gulf Coast to bring any action or proceeding against Borrower or its property ·in the courts of any other jurisdiction.

interest, f es or charges, violates any usury laws or any other law, then, any such interest rate and/or other interest, fees _or charges shall be accordingly and retroactively adjusted or modified to comply with the highest rate allowed under applicable law. In the event that a court of competent jurisdiction determines that the Early Termination Fee exceeds the amount permitted by law, then. the Early Termination Fee shall be retroactively adjusted or modified to comply with the highest such charge allowed by applicable law. Further, if any· provision or ·application ·of any provision of this Agreemen1 ·other than the Interest Rate or Early Termination Fee (including but not limited to any provision relating to the calculation of interest) is held unlawful or unenforceable in any respect (including but not limited to any usury or similar law), such illegality or unenforceability shall not affect other provisions or applications which can· be given effect, and this Agreement shall he construed. as if the unlawful or unenforceable provision or: application had never be(?n contained herein or prescribed hereby.

(i)
Borrower also irrevocably consents to and authorizes all Of its banks and/or financial institutions to provide Gulf Coast with all written, verbal and other information in its possession that relates to its entire relationship with Borrower including but not limited to information relating_ to accounts, certificates, balances and activity, loans, leases and the like, including any detail information relating to the above,

G) Upon Gulf Coast's request, Borrower shall furnish whatever information Gulf Coast deems necessary to comply with to the USA Patriot Act (Title 111 of Pub. L. 107-56) (the "Act".)

Pursuant to . suck Act, Gulf Coast (including any Participants) may be required to obtain, verify and

.-record information that ·identifies .Borrower. Such

· information may include Borrower's name and address as well as other information that will allow Gulf Coast to identify Borrower in accordance with the. Act.

(k) The undersigned waives notice of acceptance hereof.

IN. WITNESS .WHEREOF, the parties have .executed this Agreement as of the date first above written.

GULF COAST BANK AND COMPANYARCA RECYCLING, INC.